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                                                                     EXHIBIT 5.1


                               September 21, 2000

VitalCom Inc.
15222 Del Amo Avenue
Tustin, California 92780

        Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 22, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of your Common Stock, $.0001 par value (the "Shares"), which are to be issued pursuant to the 1996 Employee Stock Purchase Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

        It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in accordance with the provisions of the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                                             Very truly yours,


                                             /s/ HIGHAM, MCCONNELL & DUNNING LLP
                                             -----------------------------------
                                                 Higham, McConnell & Dunning LLP